EXHIBIT 99.1

Dionex Reports First Quarter Results Showing Solid Sales and Earnings Per Share Growth

SUNNYVALE, Calif., Nov. 4, 2010 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced results of operations for the first quarter ended September 30, 2010.

Net sales for the first quarter of fiscal year 2011 were $102.9 million, an increase of 13% compared with the $90.7 million reported in the first quarter of last year. The negative impact of currency fluctuations decreased sales by approximately 2 percentage points, while acquisitions increased sales by approximately 4 percentage points for the first quarter compared with the same period last year. Excluding currency fluctuations and acquisitions, sales growth was 11% for the first quarter. Diluted earnings per share for the quarter were $0.62, an increase of 9% compared with the $0.57 reported in the same quarter of last year.

During the first quarter of fiscal year 2011, the Company repurchased 187,183 shares of its common stock for $14.0 million. In the first quarter of fiscal year 2010, the Company repurchased 188,253 shares of its common stock for $11.2 million.

Frank Witney, President and Chief Executive Officer, commenting on the results, said, "We are pleased with our results for the first quarter. We reported strong organic sales growth of 11% excluding the impact of currency fluctuations and acquisitions. We are pleased with our strong operating income growth in the quarter of 10%. In addition, we are pleased with our earnings per share of $0.62, an increase of 9%, as this figure includes a currency loss of $1 million or $0.04 per share. These results exceeded our guidance for sales and were at the high end of our guidance for earnings per share.

"Net sales in North America increased 22% for the quarter compared to the same period last year. Constant currency sales in Europe grew by 9%, however, unfavorable currency fluctuations reduced our reported sales growth to 1%. Constant currency sales in Asia/Pacific grew by 17% for the quarter, while reported dollars sales growth was 21% driven by strong growth in all countries, particularly Japan, Korea and India. One key driver of our growth in Asia/Pacific is strong demand for our HPLC products. This region has showed consistently strong growth over the past several years and we are optimistic that we will see continued good results over the next few quarters.

"Compared to the first quarter of last year, we saw increased demand from customers in our life sciences, chemical/petrochemical, and food/beverage markets. Demand from our customers in our environmental and electronics markets were relatively flat for the quarter, while demand from our power customers was lower in the quarter.

"Sales of our ion chromatography products were up 8% in the first quarter due to strong demand in North America and Asia/Pacific regions for our IC instrumentation and consumables. We experienced growth of 31% in HPLC products with very strong growth in both North America and Asia/Pacific. Excluding sales contributed by ESA products our HPLC sales grew 14%.

"In the second half of our last fiscal year, we saw a steady recovery of the global economy as evidenced by our strong reported financial results. Given the combination of improving economic conditions and the large number of new products and applications we introduced over the last six months, including our revolutionary ICS-5000 capillary ion chromatography system and our well received UHPLC+ products, we are optimistic about the balance of fiscal 2011. We estimate that net sales will be in the range of $119.0-$122.0 million in the second quarter of fiscal 2011 and that diluted earnings per share will be in the range of $1.06-$1.09 per share. For the full fiscal year 2011, we are increasing estimates and believe that sales will be in the range of $452-$460 million and diluted earnings per share will be $3.66-$3.76. Among the assumptions on which our guidance is based are: (1) currency rates will have a slightly positive impact on sales and earnings per share for fiscal 2011; (2) our organic sales growth rate for fiscal year 2011 will be in the range of 7-9%; (3) our gross margin will be in the range of 66%-67% for the remaining three quarters of the fiscal year; (4) our operating expenses will grow more slowly than sales, and (5) our tax rate for the fiscal year will be in the range of 33%-34%."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the first quarter results in a conference call on Thursday, November 4, 2010, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, November 5, 2010 until 5:00 p.m. PT, Friday, December 31, 2010.

Certain statements contained herein or made in the quarterly conference call that are not purely historical are forward-looking statements. Factors that may cause actual results to differ from these statements are economic conditions in the areas in which the company sells its products, foreign currency fluctuations, competition from other products and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30,
	2010	2009

Net sales	$ 102,874	$ 90,664
Cost of sales	36,472	31,041
Gross profit	66,402	59,623

Operating expenses:
Selling, general and administrative	40,266	35,983
Research and product development	8,013	7,172
Total operating expenses	48,279	43,155

Operating income	18,123	16,468

Interest income, net	27	47
Other income (expense)	(1,038)	40

Income before taxes on income	17,112	16,555
Taxes on income	5,790	5,969
Net income	11,322	10,586
Less: Net income attributable to noncontrolling interest	361	250
Net income attributable to Dionex Corporation	$ 10,961	$ 10,336

Basic earnings per share attributable to Dionex Corporation	$ 0.63	$ 0.58
Diluted earnings per share attributable to Dionex Corporation	$ 0.62	$ 0.57
Shares used in computing per share amounts:
Basic	17,388	17,712
Diluted	17,698	18,050
DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2010 AND JUNE 30, 2010
(In thousands)
(Unaudited)

	September 30,	June 30,
	2010	2010

ASSETS

Current assets:
Cash, cash equivalents and short term investments	$ 77,028	$ 70,278
Accounts receivable, net	86,752	86,780
Inventories	41,562	37,458
Other current assets	35,577	33,027
Total current assets	240,919	227,543

Property, plant and equipment, net	80,623	76,062
Goodwill and other intangible assets	53,567	48,872
Other assets	10,213	9,511
	$ 385,322	$ 361,988

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Borrowings under line of credit	$ 17,371	$ 3,149
Accounts payable	14,633	17,303
Deferred Revenue	25,985	25,203
Accrued liabilities	32,993	33,980
Income taxes payable	3,605	5,247
Accrued product warranty	2,617	2,532

Total current liabilities	97,204	87,414

Deferred income taxes and other	26,776	23,699
Total Dionex Corporation stockholders' equity	259,070	248,783
Noncontrolling interests	2,272	2,092
	$ 385,322	$ 361,988
CONTACT:  Dionex Corporation
          Craig McCollam
          408-481-4107